EXHIBIT 99.1

Merix Investor Relations Contact:
Allen Muhich, Vice President, Finance
503.716.3700

Merix Corporation Announces Sale of Hong Kong Facility

BEAVERTON, OR, January 4, 2010– Merix Corporation (NASDAQ: MERX) is pleased to announce it has reached a binding agreement to sell the building and long term land lease of its former Hong Kong manufacturing facility for $85.8 million Hong Kong dollars or approximately US$11.1 million. The sale agreement is anticipated to close in the spring of 2010 and is contingent upon approval by the Hong Kong Science and Technology Park and the buyer completing required financing. Upon closing, Merix anticipates net proceeds to approximate US$9.5 million from the transaction. The building and land lease are currently held on Merix financial statements at zero net book value.

About Merix

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume production services to its customers. Principal markets served by Merix include communications and networking, computing and peripherals, test, industrial and medical, defense and aerospace, and automotive end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 relating to the Company's business operations and prospects, including statements related to estimates of financial results for future reporting periods that are made pursuant to the safe harbor provisions of the federal securities laws. These forward-looking statements, which may be identified by the inclusion of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "goals" ,"remains optimistic" and other similar expressions, are based on current expectations, estimates, assumptions and projections that are subject to change. Actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: our ability to control or pass through increases in the cost of raw materials and supplies; anticipated changes in customer order levels, product mix and inventory build-up; lower than expected or delayed sales; continued availability of our line of credit facility or sources of additional capital; the ability to successfully restructure Merix Oregon; fluctuations in demand for products and services of the Company, including quick-turn and premium services; foreign currency risk; the introduction of new products or technologies by competitors; the ability to avoid unanticipated costs, including costs relating to product quality issues and customer warranty claims; ability to hire, train and retain necessary labor to produce our products; pricing and other competitive pressures in the industry from domestic and global competitors; all other risks inherent in foreign operations such as increased regulatory complexity and compliance cost and greater political and economic instability; our ability to fully utilize our assets and control costs; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company's filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company's first quarter report filed on Form 10-Q for the period ended August 29, 2009, Annual Report on Form 10-K for the year ended May 30, 2009 and amended Form S-4 filed December 17, 2009. Merix Corporation does not undertake to update any such factors or to publicly announce developments or events relating to the matters described herein.